Exhibit 10.1

OMTOOL, LTD.

Personal and Confidential

Via Hand Delivery

Karen Cummings

Omtool, Ltd.

6 Riverside Drive

Andover, MA  01810

Re:  Change of Control Severance Eligibility

Dear Karen:

In connection with your “at-will” employment with Omtool, Ltd. (“Omtool” or the “Company”), Omtool agrees to provide you with eligibility for the severance benefits set forth in this letter agreement (the “Agreement”) if your employment is terminated under the circumstances described below:

1.             At-Will Employment.  This Agreement is not a contract to employ you for a definite time period, and is not intended to be and does not constitute a contract or part of a contractual agreement for continued employment, either express or implied, between the Company and you, it being acknowledged that your employment is “at will” and that either you or Omtool may terminate the employment relationship at any time, for any or no reason, with or without “Cause” (as defined herein) and with or without prior notice.

2.             Notice of Termination and other Matters.  Any termination of your employment, whether by you or Omtool, will be communicated by written notice (“Notice of Termination”) to the other party.  All notices provided for in this Agreement will be in writing and will be effective when personally delivered (e.g., hand delivery or via electronic mail, where applicable) or mailed by U.S. mail, postage prepaid, addressed to Omtool, Ltd., 6 Riverside Drive, Andover, MA 01810, and to you at the address shown above or to such other address as either Omtool or you may have furnished to the other in writing.

3.             Severance Payments and Benefits Upon a Qualified Termination.

(a)           Omtool will provide you with the severance payments listed below only in the event of a Qualified Termination and provided that you execute a separation agreement and general release in a form acceptable to the Company, except that the release will not effect your rights to indemnification, any rights under applicable directors and officers liability insurance, or vested benefits (if any), and provided that you continue to adhere to any post-termination obligations including, but not limited to, any non-competition, non-disclosure and non-solicitation covenants.  A “Qualified Termination” means your employment is terminated by the Company without “Cause” or by you for “Good Reason,” in either case only within the first twelve months after a Change of Control of the Company.  A termination of your employment will not constitute a “Qualified Termination” if your employment is terminated at any time because (i) you die or become Disabled, (ii) Omtool terminates you for “Cause,” (iii) you resign or retire without “Good Reason”, or (iv) the Company files for bankruptcy.  In addition, a termination of your employment will not constitute a “Qualified Termination” if you resign with “Good Reason” or you are terminated without “Cause” before a Change of Control.

(b)           If a Qualified Termination occurs, you will be eligible to receive the following severance pay and benefits:

(i)            Severance Pay.  Severance will be paid, in equal monthly installments at your monthly base salary rate in effect immediately prior to the Qualified Termination, for twelve months from the date of the Qualified Termination.  The first severance payment will be made upon the first regularly scheduled Company payday on or following your execution of the release agreement referenced above, in accordance with the Company’s normal payroll practices as established or modified from time to time, and will be subject to all federal, state and/or local payroll and withholding taxes.

(ii)           Payment of COBRA Premiums.  If you are eligible for and elect to continue health and dental continuation coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will pay your COBRA premium (equal to the amount it paid during your employment) until the earlier of (x) 12 months from the date of the Qualified Termination, or (y) the date on which you become ineligible to receive COBRA coverage.  During the period in which the Company is providing this benefit, you will be responsible for paying the portion of the premiums required for active employees, which will be automatically deducted from the severance payments referenced in Section 3(b)(i).  Thereafter, you will be responsible for all COBRA payments.

(c)           You will not be entitled to any of the severance payments and/or benefits set forth above in Sections 3(b)(i)-(ii) if your employment termination from Omtool is not a Qualified Termination.  If your employment termination is not a Qualified Termination, your employment and this Agreement will automatically terminate and the Company will pay you (or in the case of death, your designated beneficiary or, if no beneficiary has been designated by you, your estate) your base salary earned but unpaid and vacation pay accrued but unused as of the termination date, as well as any bonus and/or commission payment, to the extent such payment is earned and due in accordance with any such bonus and/or commission plan.

(d)           If Omtool determines that you have materially breached the terms of any non-competition or confidentiality provision contained in any employment, consulting, advisory, non-disclosure, non-competition or other similar agreement between you and Omtool, then you agree that Omtool, regardless of the manner of your employment termination, can refuse to pay and/or cease paying and/or performing all severance-related obligations under this Section 3 to the extent permitted by applicable law.  The cessation of these severance payments and benefits shall be in addition to, and not as an alternative to, any other remedies at law or in equity available to the Company, including the right to seek an injunction, which you shall not oppose.

4.             Definitions.  For the purposes of this Agreement, the terms listed below are defined as follows:

(a)           Disabled.  You are “Disabled” for the purposes of this Agreement if you have been absent from the full-time performance of your duties with Omtool for 180 days, whether or not consecutively, within a any consecutive 12-month period, because of incapacity due to physical or mental impairment that substantially limits a major life activity, and you fail to resume performance of your essential job duties, with or without reasonable accommodation (provided that any such accommodation does not cause the Company an undue hardship).

(b)           Cause.  “Cause,” which shall be determined by the Company’s Board of Directors (the “Board”), shall mean: (i) your commission of any act of gross negligence, dishonesty, insubordination or breach of fiduciary duty which materially adversely affects the Company or its employees, (iv) your material breach of any term of this Agreement or any other agreement with Omtool, (v) your conviction of or plea of nolo contendere to (A) any felony or (B) any misdemeanor involving fraud, deceit, moral turpitude or embezzlement, or (vi) your disregard of or failure to follow the Company’s rules or policies in any material respect, or your commission of any other action that may cause material injuries to the Company, including your misappropriation of any money or other assets or property (tangible or intangible) of the Company.

(c)           Change of Control.  A “Change of Control” shall mean the occurrence of one of the following events during the period in which you are eligible to receive the severance payments and other benefits listed in Section 3: (i) any transaction in which the Company is to be consolidated with or acquired by another entity in a merger, tender offer or other reorganization in which the holders of the outstanding voting stock of the Company immediately preceding the consummation of such event, shall, immediately following such event, hold, as a group, less than a majority of the voting securities of the surviving or successor entity, or (ii)  the sale of all or substantially all of the Company’s assets.  Notwithstanding the foregoing, the Board of Directors of the Company may, prior to the closing of any transaction in which the Company is to be consolidated with or acquired by another entity in a merger or other reorganization, determine that such transaction constitutes a “Change of Control” for the purposes of this Agreement.

(d)           Good Reason.  A termination by you for “Good Reason” will occur whenever any of the following circumstances have taken place: (i) your position, duties and/or responsibilities are significantly and materially diminished; (ii) your base salary is reduced, other than such reduction that is part of a general reduction or other concessionary arrangement affecting all executive corporate officers of Omtool and its successors; or (iii) Omtool or any person in control of Omtool requires you to perform your duties principally in a new location outside a radius of 30 miles from your business location at the time of the Change of Control.

5.             Assignment.  Omtool may assign this Agreement, which will inure to the benefit of and be enforceable by Omtool’s successors and assigns.  You may not assign this Agreement.  Notwithstanding the forgoing, this Agreement will inure to and be binding upon the Company’s successors.  The Company will require any successor who effects an Acquisition to agree in writing to assume this Agreement.

6.             Confidentiality.  The terms and conditions of this Agreement are strictly confidential.  You shall not discuss or reveal any information concerning this letter agreement to any past or present Omtool employee or any third person or entity other than your counsel and members of your immediate family.

7.             Miscellaneous.

(a)           In the event of any dispute, this Agreement will be construed as a whole, will be interpreted in accordance with its fair meaning, and will not be construed strictly for or against either you or the Company.  If one or more of the provisions contained in this Agreement shall for any reason be held to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with (i) the applicable law as it shall then appear and (ii) the parties’ intent.

(b)           This Agreement shall be deemed to be made and entered into in The Commonwealth of Massachusetts.  This Agreement and any claims arising out of this Agreement (or any other claims arising out of the relationship between the parties) shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts and shall in all respects be interpreted, enforced and governed under the internal and domestic laws of such Commonwealth, without giving effect to the principles of conflicts of laws of such Commonwealth.

(c)           No waiver by either party of any breach by you of any provision hereof shall be deemed to be a waiver of any later or other breach thereof or as a waiver of any other provision of this Agreement.  This Agreement may not be waived, amended, discharged or terminated orally or by any course of dealing between the parties, but only by an instrument in writing signed by you and either the Company’s Chief Executive Officer or a designated member of the Company’s Board of Directors.

(d)           You must execute a legally enforceable separation agreement and general release in a form acceptable to Omtool prior to the receipt of any payments or other benefits set forth above.

(e)           This Agreement is the exclusive agreement with respect to the severance payments and benefits payable to you in the event of a termination of your employment.  All prior negotiations and agreements regarding severance benefits, whether oral or written, express or implied, are hereby superseded and cancelled.

(f)            As a condition to this Agreement you agree to enter into and execute a non-competition and non-solicitation agreement with the Company in the form attached as Exhibit A.

[Remainder of Page Intentionally Left Blank.  Signature Page follows.]

If this letter sets forth our agreement, kindly sign and return to Omtool the enclosed copy of this letter.

Sincerely,

OMTOOL, LTD.

		By:	/s/ Robert L. Voelk
Robert L. Voelk
		Title:	Chief Executive Officer

Accepted and agreed to this 11th day of April, 2007

By:	/s/ Karen Cummings
Karen Cummings

Exhibit A

NONCOMPETITION, NONSOLICITATION and DEVELOPMENTS AGREEMENT

In consideration and as a condition of my employment and/or continued employment by Omtool, Ltd. and/or any of its subsidiaries, subdivisions or affiliates (the “Company”), I hereby agree with the Company as follows:

1.  Best Efforts.  During the period of my employment by the Company, I shall devote my full time and best efforts to the business of the Company and I shall neither pursue any business opportunity outside the Company nor take any position with any organization other than the Company without the approval of the Company’s President and/or the Board of Directors; provided, however, that I may participate in professional, civic, social and/or charitable activities that do not adversely affect my ability to carry out my responsibilities to the Company.

2.  Noncompetition.  During the period of my employment by the Company and for one year thereafter(the “Term”), regardless of the reasons for my termination, I shall not, directly or indirectly, alone or as a consultant, partner, officer, director, employee, joint venturer, lender or stockholder of any entity, accept employment in a “Competitive Position” within the Restricted Territory with any business that competes (whether directly or indirectly) with the products or services being created, developed, manufactured, marketed, distributed or sold by the Company.

For purposes of this Agreement “Competitive Position” shall mean any position with a direct or indirect competitor of the Company that directly or indirectly involves (i) the performance of services similar to the services that I provided to the Company at any time during my tenure with the Company, (ii) job duties similar to the job duties of any position that I held with the Company, or (iii) me in the development, manufacture, marketing, distribution and/or sale of products or services then being created, developed, manufactured, marketed, distributed or sold by the Company.

For purposes of this Agreement “Restricted Territory” shall include any geographic area (i) in which I have contacted, serviced or conducted business, whether directly or indirectly, with any Company customer or client on the Company’s behalf, or (ii) in which the Company does business or is anticipating or planning to do business.

3.  Nonsolicitation of Customers.  During the Term, and regardless of the reasons for my termination, I shall not, directly or indirectly, alone or as a consultant, partner, officer, director, employee, joint venturer, lender or stockholder of any entity, solicit any customer of the Company or any potential customer of the Company (i) with whom I have had contact, or (ii) about whom I obtained or became familiar with through Confidential Information (as defined in Paragraph 5) during the course of my employment with the Company.

4.  Nonsolicitation of Employees.  During the Term, and regardless of the reasons for my termination, I shall not, directly or indirectly, alone or as a consultant, partner, officer, director, employee, joint venturer, lender or stockholder of any entity, employ, attempt to employ or knowingly permit any company or business organization by which I am employed or which is directly or indirectly controlled by me to employ, any Company employee, agent, representative or consultant, or any such person whose employment or consultancy with the Company has terminated within six months (either before or after) of my departure from the Company, or in any manner seek to solicit or induce any employee, agent, representative or consultant to leave his or her employment with the Company, or assist in the recruitment or hiring of any such person.

5.  Nondisclosure.  I shall not at any time, whether during or after the termination of my employment, reveal to any person or entity any Confidential Information except to employees of the Company who need to know such Confidential Information for the purposes of their employment, or as otherwise authorized by the Company in writing.  The term “Confidential Information” shall include, without limitation, any information concerning the organization, business or finances of the Company or of any third party, which the Company is under an obligation to keep confidential or that is maintained by the Company as confidential.  Such Confidential Information shall include, but is not limited to, trade secrets or confidential information respecting inventions, products, designs, methods, know-how, techniques, systems, processes, engineering data, software programs, software code, works of authorship, customer lists, customer information, marketing or sales information, personnel information, financial information, pricing information, business plans, projects, plans and proposals.  I shall keep confidential all matters entrusted to me and shall not use or attempt to use any Confidential Information except as may be required in the ordinary course of performing my duties as an employee of the Company, nor shall I use any Confidential Information in any manner except as required in connection with the performance of my duties for the Company.

6.  Company Property.  I agree that during my employment I shall not make, use or permit to be used any Company Property otherwise than for the benefit of the Company.  The term “Company Property” shall include all notes, memoranda, reports, lists, records, files, drawings, sketches, specifications, designs, software programs, software code, data, computers, cellular telephones, pagers, credit and/or calling cards, keys, access cards, documentation or other materials of any nature and in any form, whether written, printed, electronic or in digital format or otherwise, relating to any matter within the scope of the business of the Company or concerning any of its dealings or affairs and any other Company property in my possession, custody or control.  I understand that de minimis use of a Company cellular telephone, pager, credit and/or calling card will not violate this Section, provided that I timely reimburse the Company for any personal use in accordance with Company policy.  I further agree that I shall not, after the termination of my employment, use or permit others to use any such Company Property.  I acknowledge and agree that all Company Property shall be and remain the sole and exclusive property of the Company.  Immediately upon the termination of my employment I shall deliver all Company Property in my possession, and all copies thereof, to the Company.

7.  Assignment of Developments.

(a) If at any time or times during my employment, I shall (either alone or with others) make, conceive, create, discover, invent or reduce to practice any Development that (i) relates to the business of the Company or any customer of or supplier to the Company or any of the products or services being developed, manufactured or sold by the Company or which may be used in relation therewith; or (ii) results from tasks assigned to me by the Company; or (iii) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company, then all such Developments and the benefits thereof are

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and shall immediately become the sole and absolute property of the Company and its assigns, as works made for hire or otherwise.  The term “Development” shall mean any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, trade secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright, trademark or similar statutes (including, but not limited to, the Semiconductor Chip Protection Act) or subject to analogous protection).  I shall promptly disclose to the Company (or any persons designated by it) each such Development.  I hereby assign all rights (including, but not limited to, rights to inventions, patentable subject matter, copyrights and trademarks) I may have or may acquire in the Developments and all benefits and/or rights resulting therefrom to the Company and its assigns without further compensation and shall communicate, without cost or delay, and without disclosing to others the same, all available information relating thereto (with all necessary plans and models) to the Company.

(b) Excluded Developments.  I represent that the Developments identified in the Appendix, if any, attached hereto comprise all the Developments that I have made or conceived prior to my employment by the Company, which Developments are excluded from this Agreement.  I understand that it is only necessary to list the title of such Developments and the purpose thereof but not details of the Development itself.  IF THERE ARE ANY SUCH DEVELOPMENTS TO BE EXCLUDED, THE UNDERSIGNED SHOULD INITIAL HERE; OTHERWISE IT WILL BE DEEMED THAT THERE ARE NO SUCH EXCLUSIONS.

8.  Further Assurances.  I shall, during my employment and at any time thereafter, at the request and cost of the Company, promptly sign, execute, make and do all such deeds, documents, acts and things as the Company and its duly authorized officers may reasonably require:

(a) to apply for, obtain, register and vest in the name of the Company alone (unless the Company otherwise directs) patents, copyrights, trademarks or other analogous protection in any country throughout the world relating to a Development of the Company and when so obtained or vested to renew and restore the same; and

(b) to assist in the defense of any judicial, opposition or other proceedings in respect of such applications and any judicial, opposition or other proceeding, petition or application for revocation of any such patent, copyright, trademark or other analogous protection.

If the Company is unable, after reasonable effort, to secure my signature as required by this paragraph on any application for patent, copyright, trademark or other analogous registration or other documents regarding any legal protection relating to a Development, whether because of my physical or mental incapacity or for any other reason whatsoever, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and in my behalf and stead to execute and file any such application or applications or other documents and to do all other lawfully permitted acts to further the prosecution and issuance of  patent, copyright or trademark registrations or any other legal protection thereon with the same legal force and effect as if executed by me.

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9.  Employment At Will.  I understand that neither this Agreement nor any other document I have signed regarding my employment with the Company constitutes an express or implied employment contract and that my employment with the Company is on an “at-will” basis.  Accordingly, I understand that either the Company or I may terminate my employment at any time, for any or no reason, with or without prior notice.

10.  Representations.

(a) I represent that my employment with the Company and my performance of all of the terms of this Agreement do not and will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company, nor will it violate any nonsolicitation and/or noncompetition agreements entered into prior to my employment with the Company.  I have not entered into, and I shall not enter into, any agreement either written or oral in conflict herewith.

(b) I further agree that any breach of this Agreement by me will cause irreparable damage to the Company and that in the event of such breach the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of my obligations hereunder.

11.  Waiver; Amendments.  Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.  In addition, any amendment to or modification of this Agreement or any waiver of any provision hereof must be in writing and signed by the Company’s President or, if applicable, a member of the Board of Directors.

12.  Severability.  I agree that each provision and the subparts of each provision herein shall be treated as separate and independent clauses, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses of the Agreement.  Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.  I hereby further agree that the language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either of the parties.

13.  Survival.  This Agreement shall be effective as of the date entered below.  My obligations under this Agreement shall survive the termination of my employment regardless of the manner of such termination and shall be binding upon my heirs, executors, administrators and legal representatives.

14.  Assignment.  The Company shall have the right to assign this Agreement to its successors and assigns, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns.  I will not assign this Agreement.

15.  Governing Law; Forum Selection Clause.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and shall in all

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respects be interpreted, enforced and governed under the internal and domestic laws of the Commonwealth of Massachusetts, without giving effect to their principles of conflicts of laws of such State.  Any claims or legal actions by one party against the other arising out of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts and shall be commenced and maintained in any state or federal court located in Massachusetts, and I hereby submit to the jurisdiction and venue of any such court.

16.           Entire Agreement.  This Agreement sets forth the complete, sole and entire agreement between the parties with respect to my noncompetition and nonsolicitation obligations and supersedes any and all other agreements, negotiations, discussions, proposals, or understandings, whether oral or written, previously entered into, discussed or considered by the parties.  This Agreement does not supercede the Severance Agreement between the Company and me, if any, of even date herewith.

IN WITNESS HEREOF, the undersigned has executed this Agreement as a sealed instrument as of the date first written below.

Signature:

Date:

Address:

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APPENDIX – TITLE/PURPOSE OF DEVELOPMENTS

The following is a complete list of all Developments and the purpose of those Developments:

No Developments

See Below

Developments and purpose:

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